LOAN AND SECURITY AGREEMENT

BETWEEN

FLORIDA GAMING CORPORATION, INC.

AND

FLORIDA GAMING CENTERS, INC.

AND

CITY NATIONAL BANK OF FLORIDA, a national banking corporation, as successor by merger to CITY NATIONAL BANK OF MIAMI, as trustee under its land trust No 5003471 dated January 3, 1979

AND

AGS CAPITAL, LLC

DATED: JANUARY __, 2011

TABLE OF CONTENTS

PAGE

1. GENERAL DEFINITIONS 1

2. LOAN 6
   - 2.1 Loan Tranches 6
   - 2.2 Purpose of the Loan. 7
   - 2.3 Interest and Fees 7
   - 2.4 Term of this Agreement 7
   - 2.5 Optional Prepayments 8
   - 2.6 Limitation on Charges 8

3. CONDITIONS PRECEDENT TO LOAN 8
   - 3.1 Conditions Precedent to the First Tranche Disbursement Under the Loan 8
   - 3.2 Conditions Precedent to Second Tranche Disbursement Under the Loan 10
   - 3.3 Conditions Precedent to all Disbursements Under the Loan 11

4. PAYMENTS 12
   - 4.1 Borrower's Loan Account 12
   - 4.2 Interest Payments 12
   - 4.3 Principal Payments 12
   - 4.4 Payment Terms 12
   - 4.5 Application of Payments and Collections 13
   - 4.6 Account Statements 13

5. COLLATERAL: SECURITY INTEREST; GENERAL TERMS 13
   - 5.1 Security Interest 13
   - 5.2 Disclosure of Security Interest 14
   - 5.3 Location of Collateral 14
   - 5.4 Other Actions as to any and all Collateral 14
   - 5.5 Lender's Payment of Claims Asserted Against Borrower 14

6. INTENTIONALLY OMITTED. 15

7. INTENTIONALLY OMITTED. 15

8. INTENTIONALLY OMITTED 15

9. WARRANTIES AND REPRESENTATIONS 15
   - 9.1 General Warranties and Representations 15
   - 9.2 Intentionally Omitted. 18
   - 9.3 Intentionally Omitted. 18
   - 9.4 Environmental Laws and Hazardous Substances 18
   - 9.5 Survival of Warranties and Representations 18

10.	COVENANTS AND CONTINUING AGREEMENTS		18
	10.1	Affirmative Covenants	18
	10.2	Negative Covenants	22
	10.3	Payment of Charges	23
	10.4	Contesting Charges	24
	10.5	Insurance; Payment of Premiums	24
	10.6	Survival of Obligations Upon Termination of Agreement	24
11.	DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		25
	11.1	Default	25
	11.2	Acceleration of the Liabilities	28
	11.3	Remedies	28
12.	MISCELLANEOUS		29
	12.1	Modification of Agreement; Sale of Interest	29
	12.2	Attorneys' Fees and Expenses; Lender's Out of Pocket Expenses	29
	12.3	No Waiver by Lender	30
	12.4	Severability	30
	12.5	Parties; Entire Agreement	30
	12.6	Conflict of Terms	30
	12.7	Waiver of Rights of Subrogation, Reimbursement and Contribution	30
	12.8	Invalidity of Liabilities	31
	12.9	Waivers by Borrower	31
	12.10	Governing Law	31
	12.11	FORUM; JURY TRIAL; SERVICE OF PROCESS	31
	12.12	Notice	32
	12.13	Usury Laws.	33
	12.14	Delegation of Duties and Grant of Authority	33
	12.15	Section Titles; References	34
	12.16	Indemnification.	34
	12.17	Gaming Regulatory Authority Approval	34
	12.18	Regulatory Compliance	34
	12.19	Subordination.	35

LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
1(cc)	Legal Description of Property (Ref., Sec. 1(cc))
9.1.7	Legal Description of Lot (Ref., Sec. 9.1.7)
A	Note (Ref., Sec. 1(dd), 2.1)
B	Chief Executive Offices and Locations of Collateral (Ref., Sec. 5.3)
C	Permitted Filings and Permitted Liens (Ref., Sec. 3.1.6)
D	Unpaid Debts, Defaults (Ref., Sec. 9.1.14)
E	Summary of Lease Agreements; Copies of Form Lease Agreement and Form Sales Agreements

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT ("this Agreement") is made as of the ____ day of January, 2011, by and between AGS CAPITAL, LLC, a Delaware limited liability company (depending on its role herein, either "Lender" or "Vendor") and FLORIDA GAMING CENTERS, INC., a Florida corporation ("Centers") and FLORIDA GAMING CORPORATION, INC., a Delaware corporation ("Parent") and CITY NATIONAL BANK OF FLORIDA, a national banking corporation, as successor by merger to CITY NATIONAL BANK OF MIAMI, as trustee under its land trust No 5003471 dated January 3, 1979 ("Trustee").

WITNESSETH:

WHEREAS, subject to certain terms and conditions set forth herein, Borrower (as hereinafter defined) desires to obtain from Lender a One Million Dollar ($1,000,000) secured loan the proceeds of which will be used to provide bridge financing to Borrower for use in funding ongoing operations (as hereinafter defined) until Borrower can obtain Permanent Financing (as hereinafter defined);

WHEREAS, Centers is a wholly-owned subsidiary of Parent, the disbursement of the Loan (as hereinafter defined) proceeds to Centers is of substantial financial, economic and other benefit to Parent, allowing Centers to maintain and expand it business and profitability and, therefore, Parent desires to be a co-borrower on the Loan and this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extension of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, the Parties hereby agree as follows:

1. GENERAL DEFINITIONS

When used herein, the following terms shall have the following meanings:

a) "Accounting Terms" Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

b) "Affiliate" or "Subsidiary" shall mean any and all Persons which directly or indirectly control, are controlled by or are under common control with the Borrower, and any and all persons from whom the Borrower has not or is not likely to exhibit independence of decision or action. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

c) "Ancillary Agreements" shall mean all Security Documents and all agreements, instruments and documents, including without limitation, notes, mortgages, deeds of trusts, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower and/or delivered to Lender with respect to this Agreement.

d) "Authorized Representative" means those persons shown on the list of officers provided by Centers pursuant to Section 3 hereof or on any update of any such list provided by the Centers to Lender, or any further or different officer of the Centers so named by any Authorized Representative of Centers in a written notice to Lender.

e) "Borrower" shall mean individually and/or collectively, Centers, Parent and Trustee.

f) "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Miami, Florida are authorized or required to close under the laws of the United States.

g) "Charges" shall mean all national, federal, state, county, city, municipal, and/or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to (i) the Collateral, (ii) the Liabilities, (iii) the Borrower's employees, payroll, income and/or gross receipts, (iv) the Borrower's ownership and/or use of any of its assets, or (v) any other aspect of the Borrower's business.

h) "Code" shall mean the Uniform Commercial Code of the State of Florida, as the same may be amended from time to time.

i) "Collateral" shall mean all of the property and interests in property described in Section 5.1 of this Agreement and all other property and interests in property which shall, from time to time, secure the Liabilities.

j) "Corporate Borrower" shall mean individually and/or collectively, Centers and Parent.

k) "Default" shall mean the occurrence or existence of any one or more of the events described in Section 11.1 beyond any applicable notice, grace or cure period.

l) "Default Rate" shall mean a rate of eighteen percent (18%) per annum.

m) "Environmental Indemnity Agreement" shall mean the Environmental Indemnity Agreement dated as of the date of this Agreement, from Corporate Borrower for the benefit of Lender as the same may be amended, modified and restated from time to time in accordance with terms thereof.

n) "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrower's businesses or facilities owned or operated by the Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

o) "Event of Default" shall mean any event or condition which, upon occurrence or with the passage of time, or upon the giving of notice, or both, would constitute a Default.

p) "Financials" shall mean those financial statements of Corporate Borrower and, their consolidated subsidiaries described in Schedule 1.22 attached hereto and by reference made a part hereof.

q) "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time.

r) "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

s) "Indebtedness" shall mean all of a Person's liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, heretofore, now or hereafter owing, due, or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law, or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) the Liabilities, (ii) all Subordinated Debt, all indebtedness for borrowed money, the deferred purchase price of goods or services, all guaranties, endorsements (other than for collection or deposit in the ordinary course of its business) and all obligations under any letter of credit or acceptance facility, (iii) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance, or security interest upon property owned by a Borrower, even though such Borrower has not assumed or become liable for the payment thereof, (iv) all obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by a Borrower, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (v) all unfunded pension fund obligations and liabilities and (vi) deferred taxes.

t) "Junior Mortgage and Security Agreement" shall mean that junior mortgage and security agreement dated as of the date hereof, between, Trustee, Centers and Lender.

u) "Lease Agreements" shall mean, collectively, the lease agreements relating to Slot Machines and Slot Machine equipment and/or supplies, between the Borrower and Lender and/or the Borrower and Vendor. A summary of the rates, terms and conditions of the Lease Agreements is set forth on **Exhibit E** attached hereto and by reference made a part hereof.

v) "Liabilities" shall mean all of the Borrower's liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether primary, secondary, direct,

indirect, absolute, contingent, fixed, or otherwise (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender, future advances made to or for the benefit of Borrower and obligations of performance), whether arising under this Agreement, under any of the Ancillary Agreements or acquired by Lender from any other source, whether heretofore, now or hereafter owing, arising, due, or payable from Borrower to Lender, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise, together with all goods returned to, or repossessed by or on behalf of Borrower, and any document of title representing any of the above. Without limiting the foregoing, the Liabilities shall include the Loan.

w) "Lien" shall mean any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of the Collateral.

x) "Loan" shall mean, collectively, the Disbursements made by the Lender to Borrower pursuant to Section 2.1, and all other advances made by the Lender to Borrower pursuant to the terms of this Agreement.

y) "Loan Account" shall have the meaning ascribed to it in Section 4.1.

z) "Loan Documents" shall mean the documents and instruments described in Section 3.1.1.

aa) "Maturity Date" shall mean the earlier to occur of the funding of the Permanent Financing by the lender therein, and the Borrower's receipt of, or the disbursal of, more than one million dollars ($1,000,000) of Permanent Financing, or March 31, 2011.

bb) "Minimum Slot Machine Requirement" shall mean the requirement that (i) Lease Agreements have been executed and delivered between Centers and Lender for the lease by Centers from Lender, for a minimum lease period of thirty (30) months, of at least one hundred (100) Premium Slot Machines, and (ii) either (a) additional Lease Agreements representing the lease by Centers from Lender, for a minimum lease period of thirty (30) months, of a minimum of fifty (50) Standard Slot Machines, or (b) Sales Agreements representing the sale, to Centers from Lender, of fifty (50) Standard Slot Machines, (the "Minimum Games"), provided, however, if the Permanent Financing has not been secured by March 1, 2011 the Minimum Games shall include leases or sales of an additional twenty (20) Premium Slot Machines and thirty (30) Standard Slot Machines.

cc) "Mortgaged Premises" or "Property" shall mean the real property commonly known as 3500 Northwest 37th Avenue, Miami, Florida and legally described on **Exhibit 1(cc)** attached hereto and by this reference made a part hereof, and all buildings and improvements thereon, and all rents, issues, and profits therefrom.

dd) "Note" shall mean the Secured Promissory Note, in the form of **Exhibit A** attached hereto and by this reference made a part hereof, bearing even date herewith from Borrower to Lender in the original principal amount of One Million Dollars ($1,000,000) pursuant to the terms of this Agreement.

ee) "Other Terms" All other terms contained in this Agreement which are not otherwise defined in Section 1 or in any other section of this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code, as amended from time to time, to the extent the same are used or defined therein. Wherever the term "including" appears in this Agreement, such term shall be construed to mean "including, without limitation," it being the express intention of the Parties that any rule of limitation applicable to any listing of items in a contract is hereby rejected.

ff) "Pari-Mutual Wagering" shall have the meaning ascribed to it in Chapter 550 of the Florida Statutes.

gg) "Parties" shall mean Borrower and Lender collectively.

hh) "Party" shall mean Borrower or Lender individually.

ii) "Permanent Financing" shall mean the approximately eighty three million dollar ($83,000,000) senior secured credit facility, which amount may be reduced in the event that a parking garage is not included in the slots facility development project at Miami Jai-Alai, between Centers as borrower, Parent as guarantor and that group of lenders to be determined by Summit Partners Credit Advisors, L.P. ("Summit") or an entity otherwise appointed by Summit ("Permanent Financing Lender") as lender.

jj) "Permitted Liens" shall mean Statutory Liens and the liens listed on **Exhibit C** attached hereto and by this reference made a part hereof.

kk) "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

ll) "Premium Slot Machine" has the meaning ascribed to it in the Lease Agreements and Sales Agreements.

mm) "Sales Agreements" shall mean, collectively, the sales agreements relating to Slot Machines and Slot Machine equipment and/or supplies, between the Borrower and Lender and/or the Borrower and Vendor. A summary of the rates, terms and conditions of the Sales Agreements is set forth on **Exhibit E**.

nn) "Senior Loan Documents" shall mean collectively, the Senior Note (as hereinafter defined), the Senior Mortgage (as hereinafter defined), and all other collateral and loan documents executed in connection with the Senior Note.

oo) "Senior Mortgage" shall mean that certain Mortgage and Security Agreement dated December 11, 2009, made by Centers and Trustee in favor of NURMI PROPERTIES, LLC and ROBINETTE INVESTMENTS, LLC (collectively, the "Senior Lender") and recorded on December 18, 2009, in Official Records Book 27120, Page 2922, as modified by that certain Note and Mortgage Modification Agreement dated February 5, 2010, recorded March 22, 2010, in Official Records Book 27223, Page 0018, and as modified by that certain Note and Mortgage

Modification Agreement dated March 8, 2010, recorded March 22, 2010, in Official Records Book 27223, Page 0026, and as modified by that certain Note and Mortgage Modification Agreement dated March 25, 2010, recorded May 7, 2010, in Official Records Book 27276, Page 4846, and as modified by that certain Note and Mortgage Modification dated April 13, 2010, recorded May 7, 2010 in Official Records Book 27277, Page 0003, and as modified by that certain Note and Mortgage Modification Agreement dated May 28, 2010, recorded June 22, 2010 in Official Records Book 27327, Page 3458, and as modified by that certain Note and Mortgage Modification Agreement dated October 12, 2010, recorded October 20, 2010 in Office Records Book 27461, Page 4429, of the Public Records of Miami-Dade County, Florida, encumbering the Property.

pp) "Senior Note" shall mean that promissory note secured by the Senior Mortgage.

qq) "Slot Machine" shall have the meaning ascribed to it in Chapter 551 of the Florida Statutes.

rr) "Standard Slot Machine" has the meaning ascribed to it in the Lease Agreements and Sales Agreements.

ss) "Release" shall have the same meaning as set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended and reauthorized.

tt) "Reportable Event" shall mean any of the events set forth in Section 4043 of ERISA, or the regulations thereunder.

uu) "Security Documents" shall mean this Agreement, the Junior Mortgage and Security Agreement and all other agreements, instruments, documents, financing statements, mortgages, warehouse receipts, bills of lading and other written matter necessary or reasonably requested by Lender to perfect and maintain perfected Lender's security interest in the Collateral.

vv) "Statutory Liens" shall mean mechanics', materialmans', repairmens' and other like statutory liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceeding and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained.

ww) "Subordinated Debt" shall mean all Indebtedness of a Person which is subordinated on a basis acceptable to Lender to the Liabilities.

2. LOAN

2.1 Loan Tranches. Provided there does not then exist a Default or an Event of Default, and subject to Borrower's satisfaction of the conditions precedent in Section 3, the Lender shall, up to and prior to the Maturity Date, upon Borrower's request made in the manner set forth in Section 3, make disbursements in two (2) separate financing tranches (each a "Loan Tranche," collectively, the "Loan Tranches") to Borrower on a non-revolving credit basis (the "Disbursements"), in an aggregate amount not to exceed One Million Dollars ($1,000,000), as follows:

2.1.1 First Tranche. On January 21, 2011 Lender shall advance the amount of Five Hundred Thousand Dollars ($500,000) (the "First Tranche").

2.1.2 Second Tranche. On February 10, 2011 Lender shall advance the amount Five Hundred Thousand Dollars ($500,000) (the "Second Tranche").

Each advance to Borrower under this Section 2.1 shall be paid or deposited (as Lender solely determines), in immediately available funds, in Centers demand deposit account, or in such other account as Centers may, from time to time, designate. The indebtedness of Borrower under this Section 2.1 shall be evidenced by the Note.

2.2 Purpose of the Loan. The proceeds of the Loan will be used to finance Center's (i) aggregate estimated operating expenses of six hundred twenty three thousand dollars ($623,000) incurred or expected to be incurred during the months of January, February and March of 2011, (ii) health insurance premiums in an amount estimated to equal seventy four thousand dollars ($74,000), (iii) project development costs related to the development of a slot machine gaming facility at the Property, which costs may include repayment of short-term advances related to the project development and other payments due on existing Indebtedness, (iv) outstanding interest payments due and in default under the Senior Note, and (v) costs and expenses hereunder.

2.3 Interest and Fees. Borrower agrees to pay to the Lender interest on the outstanding principal balance of the Loan to Borrower at an interest rate per annum equal to: (a) eight percent (8%) until the Maturity Date; and (b) at the Default Rate beginning on the day after the Maturity Date, provided, that immediately following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, Borrower, agrees to pay to the Lender interest on the outstanding principal balance of the Loan at the Default Rate.

2.3.1 At Lender's election Lender may deduct any fees described in Section 3.3.5 and Section 12.2.1(a) of this Agreement from the amount of the First Tranche disbursement.

2.3.2 INTEREST SHALL BE COMPUTED ON THE BASIS OF A YEAR CONSISTING OF THREE HUNDRED SIXTY (360) DAYS AND A MONTH OF THIRTY (30) DAYS AND BE CHARGED FOR THE ACTUAL NUMBER OF DAYS WITHIN THE PERIOD FOR WHICH INTEREST IS BEING CHARGED.

2.4 Term of this Agreement. This Agreement shall be effective until the Maturity Date, unless accelerated as provided in Section 11.2; provided, however, that; (i) all of the Lender's rights and remedies under this Agreement shall survive such termination until all of the Liabilities of the Borrower under this Agreement have been indefeasibly paid in full; and (ii) Borrower's covenants and agreements with respect to its obligations pursuant to the Lease Agreements and Sales Agreements and with respect to insuring Slot Machines, shall survive for the terms of the Lease Agreements and Sales Agreements.

2.5 Optional Prepayments. Borrower may, at its option, prepay at any time all or any portion of the Liabilities, without premium or penalty by giving prior written notice of such intention to Lender. All such prepayments, if any, shall first be applied to unpaid interest accrued to the date of such prepayment and thereafter to principal payments in inverse order of maturity, if applicable.

2.6 Limitation on Charges. It being the intent of the Parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lender may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall be refunded to the Borrower so that under no circumstances shall the interest or other charges required to be paid by the Borrower hereunder exceed the maximum rate allowed by law.

3. CONDITIONS PRECEDENT TO LOAN.

3.1 Conditions Precedent to the First Tranche Disbursement Under the Loan. Notwithstanding any other provisions contained in this Agreement, the obligation of the Lender to make the First Tranche disbursement under the Loan to the Borrower is conditioned upon the following and where applicable subject to the conditions precedent that the Lender shall have received on or before the day of First Tranche disbursement under the Loan each of the following, in form and substance satisfactory to the Lender and its counsel:

3.1.1 Loan Documents. Borrower shall have executed and delivered or cause to have executed and delivered to Lender:

3.1.2.1 This Agreement;

3.1.2.2 The Note;

3.1.2.3 The Junior Mortgage and Security Agreement, together with any financing statements requested by Lender;

3.1.2.4 The Collateral Assignment of Beneficial Interest for Collateral;

3.1.2.5 Certified and complete copies of the Lease Agreements and all Amendments and Assignments thereto;

3.1.2.6 Certified and complete copies of the Sales Agreements and all Amendments and Assignments thereto;

3.1.2.7 A Land Trust Certificate;

3.1.2.8 A certified copy of the entire land trust file;

3.1.2.9 Currently certified copies of articles of incorporation and by-laws for Corporate Borrower;

3.1.2.10 Evidence of the maintenance of insurance by Corporate Borrower for the Property;

3.1.2.11 A copy of all resolutions (in form and substance reasonably satisfactory to Lender) adopted by Corporate Borrower, authorizing or relating to (i) the execution, delivery and performance of the Loan Documents and any other documents and instruments provided for herein and therein to which Corporate Borrower is a party or is bound thereby, and (ii) the granting of the liens, mortgages, and security interests, all certified by the Authorized Representatives of Borrower. Such certificates shall be dated the date hereof and shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of such date and are at such date in full force and effect;

3.1.2.12 An incumbency certificate containing the name, title and genuine signature of the Authorized Representatives;

3.1.2.13 A certificate in form and substance satisfactory to Lender in its sole and absolute discretion certifying to Lender from Senior Lender, (a) the principal amount of the indebtedness then extended by and secured by the mortgage to Senior Lender, (b) that no defaults or breaches have occurred or are continuing under the mortgage to Senior Lender, and (c) the execution and delivery of the Junior Mortgage and Security Agreement will not result in a breach, default or event of default granting to Senior Lender the right to accelerate the indebtedness secured by the mortgage to Senior Lender and exercise its right and remedies thereunder;

3.1.2.14 True and complete copies of the leases of all leases of the Mortgaged Premises which are now in effect (and all guaranties thereof);

3.1.2.15 The Environmental Indemnity Agreement;

3.1.2.16 A financing statement, tax and judgment lien search, made no more than ten (10) days prior to the date of the First Tranche disbursement, of the title offices or other registries in each jurisdiction in which Collateral is located shall have revealed no filings or records, except filings and recordings disclosed on **Exhibit C** that are reasonably acceptable to Lender at the time of the Borrowing ("Permitted Filings"), in favor of any Person other than Lender with respect to any of the Collateral, and Lender shall have received a copy of the search reports received as a result of such search;

3.1.2.17 An opinion of counsel for Corporate Borrower, in form and substance reasonably satisfactory to Lender, confirming such entities due organization, legal authority to execute the Loan Documents and the validity and enforceability of same;

3.1.2.18 Good standing certificates of Corporate Borrower, dated as of a date no earlier than thirty (30) days prior to the date hereof, from the appropriate

governmental offices in the state of its incorporation and in each state in which it is qualified to do business as a foreign corporation;

3.1.2.19 A mortgagee's title insurance policy (or a prepaid binding commitment therefor) in the aggregate amount satisfactory to Lender, insuring the Lien of Lender on the premises subject to the lien of the Junior Mortgage and Security Agreement to be a valid, second mortgage lien subject to no defects or objections, together with such endorsements as Lender may reasonably require, such policy shall include a flood determination report prepared for Lender by a flood determination company selected by Lender stating whether or not any portion of the Mortgaged Premises and the improvements thereon are in a federally designated flood hazard area; and

3.1.2.20 Lender shall have received any fees required by this Agreement.

3.2 Conditions Precedent to Second Tranche Disbursement Under the Loan. Notwithstanding any other provisions contained in this Agreement, Lender's disbursement of the Second Tranche shall be conditioned upon the following and where applicable subject to the conditions precedent the Lender shall have received on or before the day of Second Tranche disbursement under the Loan each of the following, in form and substance satisfactory to the Lender and its counsel:

3.2.1 Loan Documents. The Loan Documents have been executed and delivery and no breach or default has occurred thereunder that with the passage of time or giving of notice would constitute an Event of Default;

3.2.2 Title Commitment. Current title commitment from Old Republic National Title Insurance Company ("Title Insurer") citing no prior liens except the Senior Mortgage;

3.2.3 ALTA Survey. An ALTA survey prepared by a state licensed surveyor on the Mortgaged Premises certified to Lender and the Title Insurer showing no additional items not already disclosed on the current survey and affidavit;

3.2.4 Gaming Application. Evidence that Centers has submitted an accurate and complete Business Entity Slot Machine Occupational License Application to the Florida Division of Pari-Mutual Wagering (the "FDPW") for licensure to operate Slot Machines on the Property, and neither Lender nor Corporate Borrower shall have any knowledge, after diligent inquiry of any basis that such application will be denied or not issued by March 31, 2011;

3.2.5 Minimum Gaming. Centers shall have met the Minimum Slot Machine Requirement; and

3.2.6 Lender's Diligence. Satisfactory completion by Lender, in its sole and absolute discretion, reasonably exercised, of due diligence on the

business prospects, financial condition and operations of Borrower, and the material information related to Borrower's expected receipt of the Permanent Financing such that Lender has a reasonable belief that the Liabilities will be paid in full with funds from the Permanent Financing.

3.3 Conditions Precedent to all Disbursements Under the Loan. Notwithstanding any other provisions contained in this Agreement, the making of any Loan Tranche disbursement under the Loan provided for in this Agreement shall be conditioned upon the following:

3.3.1 The Borrower's Request. The Lender shall have received by no later than eleven o'clock a.m. (Chicago time) on the day on which the disbursement under the Loan is requested to be made hereunder, a written request from any Person authorized by Borrower, to request such disbursement under the Loan in a specific amount. The Lender shall have no liability to Borrower or any other Person as a result of acting on any written request that the Lender believes in good faith to have been made by any Person authorized by Borrower to request the disbursement under the Loan under this Agreement.

3.3.2 Other Agreements/Documents. Borrower has entered into such agreements, instruments and documents and all such actions shall have been taken as shall be necessary or desirable, or reasonably requested by the Lender or its counsel, to give effect to the transactions contemplated herein, to ensure the Lender obtains a perfected lien on all of the Collateral, or to ensure the enforceability of Lender's rights and remedies hereunder and under the Ancillary Agreements.

3.3.3 Financials. Corporate Borrower shall deliver to Lender its Financials. No change shall have occurred or become known since the date of the Financials and the assets, business operations or financial condition of the Borrower which Lender reasonably deems to be material and adverse to the condition (financial or otherwise) of the Borrower.

3.3.4 Representations and Warranties. The representations and warranties made by the Borrower herein and in the Loan Documents and the representations and warranties which are contained in any certificate, document or financial or other statement furnished at any time hereunder or hereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the date hereof.

3.3.5 Security Interests. The Loan Documents shall be in full force and effect and be in form such that appropriate documents have been filed in the appropriate filing offices such that Lender shall obtain a valid and enforceable Lien on all of the Collateral including any fixtures, such security interest to be prior and superior to all rights of third parties other than Permitted Filings and Permitted Liens. Borrower shall not have caused or permitted any Collateral to become impaired. Borrower shall promptly reimburse Lender for all costs, taxes, fees, and other charges payable in connection with, the ALTA survey prepared

pursuant to Section 3.2.3, tax stamps, the filing of the Junior Mortgage and Security Agreement and related financing statement, and any related documents and instruments or closing costs, which amounts may be deducted from the Disbursements.

3.3.6 Borrower's Operating Performance. Lender must be satisfied that Borrower's Financials and five (5) year projected operating performance (which assume Borrower obtains the Permanent Financing and completes the slot machine gaming facility at the Property), indicates an ability to sufficiently service all of its Liabilities.

3.3.7 No Default. Neither a Default nor an Event of Default shall have occurred and be continuing.

3.3.8 Lender's Satisfactory Due Diligence. The Disbursements shall be conditioned upon the satisfactory completion by Lender, in its sole and absolute discretion, reasonably exercised, of due diligence on the ongoing business prospects, financial condition and operations of Borrower, and the material information related to Borrower's ability to receive the Permanent Financing and that no material adverse changes exist or are reasonably likely to exist to the foregoing.

4. PAYMENTS

4.1 Borrower's Loan Account. Lender shall maintain a loan account ("Loan Account") on its books in which shall be recorded (i) all loans and advances made by Lender to Borrower pursuant to this Agreement, (ii) all payments made by Borrower on all such loans and advances and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in Borrower's Loan Account and other accounts shall be made in accordance with Lender's customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing under the Loan Account and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement.

4.2 Interest Payments. Interest accrued under the Loan shall be paid in full on the Maturity Date.

4.3 Principal Payments. The principal balance of the Loan shall be paid in full on the Maturity Date. All payments hereunder shall first be applied to any expenses, fees and costs incurred hereunder by Lender, then to accrued but unpaid interest on the Loan and thereafter to reduce the then-outstanding principal balance of the Loan.

4.4 Payment Terms. All of the Liabilities payable to Lender under this Agreement shall be made by automatic sweep from Parent's or Centers' in immediately available funds not later than 4:00 p.m. (Chicago time) on the Maturity Date at the Lender's office at the address set forth in Section 12.12.1, or at such other place as the Lender directs in writing from time to time, or, in the Lender's sole and absolute discretion, by appropriate debits to the Loan Account.

Payments made after 4:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day.

4.5 Application of Payments and Collections. Upon the occurrence of a Default, Borrower irrevocably waives the right to direct the application of payments and collections received by Lender from or on behalf of Borrower, and Borrower agrees that Lender shall have the continuing, exclusive right to apply and reapply any and all such payments and collections against the Liabilities in such manner as Lender may deem appropriate, notwithstanding any term or provision hereof or any entry by Lender upon any of its books and records. To the extent that Borrower makes a payment or payments to Lender or Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, custodian or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Liabilities or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments or proceeds had not been received by Lender.

4.6 Account Statements. The balance in Borrower's Loan Account, as set forth on Lender's books, shall be rebuttably presumptive evidence of the amounts due and owing to Lender by Borrower. Lender may render to Borrower a periodic statement setting forth the balance of Borrower's Loan Account, including principal, interest, late charges, expenses and fees, any or all of which may include estimates in accordance with Lender's customary practice. Each such statement shall be subject to subsequent adjustment by Lender and Lender's right to reapply payments in accordance with Section 4.5.

5. COLLATERAL: SECURITY INTEREST; GENERAL TERMS

5.1 Security Interest. Borrower does hereby, to secure the prompt payment to Lender of the Liabilities, pledge, assign, transfer and deliver to Lender and does hereby grant to Lender:

> 5.1.1 A valid, perfected, and enforceable second priority Lien in the Property and the rents pursuant to the Junior Mortgage and Security Agreement (as the same may be amended or otherwise modified from time to time) on (i) the Mortgaged Premises, (ii) all land, improvements, furniture, fixtures, goods, equipment, and other assets (including, without limitation, accounts, contracts, contract rights, licenses and permits, easements, general intangibles, documents and instruments), including all after-acquired property, owned by the Borrower, or in which Borrower has or obtains any interest, in connection with the Property; (iii) all other assets of Borrower whether now owned or hereafter acquired and related to the Property; and (iv) all insurance proceeds and other proceeds from the foregoing;
>
> 5.1.2 A valid, perfected, and enforceable second priority collateral assignment and security agreement with respect to all licenses (excluding any license or permit to operate Pari-Mutual Wagering and Slot Machines) and

permits and all contracts, agreements and warranties now owned or hereafter acquired by Borrower and related in any manner to the Mortgaged Premises;

5.1.3 The beneficial interest in and power of direction in and to City National Bank of Florida, as successor by merger to City National Bank of Miami, Land Trust # 5003471 dated January 3, 1979, as evidenced and effectuated by the Collateral Assignment of Beneficial Interest for Collateral; and

5.1.4 The Management Agreement (as hereinafter defined), as evidenced and effectuated by the Collateral Assignment of the Management Agreement.

5.2 Disclosure of Security Interest. Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender's security interest in the Collateral.

5.3 Location of Collateral. Borrower's chief executive office, principal place of business and all other offices and locations of the Collateral (other than items of Collateral in the possession of Lender) and books and records related thereto (including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral) are set forth on **Exhibit B**. Borrower shall not remove its books and records or the Collateral from any such locations and shall not open any new offices in any new state or county or relocate any of its books and records or the Collateral in any new state or county except that such removal, opening or relocation may be made to a place within the Continental United States of America with at least thirty (30) days' prior written notice thereof to Lender.

5.4 Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Lender to provide for or perfect or protect Lender's Lien on the Collateral including, without limitation, (a) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender's security interest in such Collateral, and (b) using reasonable commercial efforts to obtain governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral.

5.5 Lender's Payment of Claims Asserted Against Borrower. Lender may, but shall not be obligated to, at any time or times hereafter, in its sole and absolute discretion, and without waiving any Default or waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Ancillary Agreements, pay, acquire and/or accept an assignment of any security interest, lien, claim or other encumbrance asserted by any Person against the Collateral. All sums paid by Lender under this Section 5.5, including all costs, fees and expenses, reasonable attorneys' and paralegals' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender on demand and shall be additional Liabilities secured by the Collateral.

6. INTENTIONALLY OMITTED.

7. INTENTIONALLY OMITTED.

8. INTENTIONALLY OMITTED

9. WARRANTIES AND REPRESENTATIONS

9.1 General Warranties and Representations. Corporate Borrower warrants and represents to Lender that:

9.1.1 They, individually, are corporations duly incorporated, validly existing, and in good standing under the laws of the state of their incorporation, as represented at the beginning of this Agreement, and are qualified or licensed to do business in all other countries, states and provinces in which the laws thereof require them to be so qualified and/or licensed and where the failure to be so qualified would materially adversely affect Borrower's businesses;

9.1.2 They have the right and power and are duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements executed at or prior to the time this Agreement is executed by them;

9.1.3 To their knowledge, the execution, delivery and performance by them of this Agreement and the Ancillary Agreements shall not, by their execution or performance, the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law, rule or regulation or a breach of any provision contained in their respective articles of incorporation or by-laws or contained in any agreement, instrument, indenture or other document to which either of them is now a party or by which it is bound;

9.1.4 To their knowledge, their use of the proceeds of any advances made by Lender to them pursuant to this Agreement are, and will continue to be, legal and proper corporate uses (duly authorized by their respective board of directors, if necessary pursuant to applicable corporate law, rule or regulation) and such uses are consistent with all applicable laws and statutes, as in effect as of the date hereof;

9.1.5 To their knowledge, Borrower has, and is current and in good standing with respect to, all governmental, licenses approvals, permits, certificates, inspections, consents and franchises necessary to conduct or to continue to conduct its present or intended business and required in order to operate the Mortgaged Premises;

9.1.6 To the best of their knowledge, none of said licenses, approvals, permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as them;

9.1.7 To the best of their knowledge, none of said licenses, approvals, permits, certificates, consents or franchises contain any term, provision, condition or limitation requiring Borrower's ownership of the property legally described on **Exhibit 9.1.7** attached hereto and by this reference made a part hereof;

9.1.8 Upon receipt of the funds hereunder, they will have capital sufficient to carry on their respective business and transactions and all businesses and transactions in which they are about to engage and are solvent and able to pay their debts as they mature, and they each own property the fair saleable value of which is greater than the amount required to pay each of their respective debts;

9.1.9 Except as disclosed on **Exhibit D** attached hereto and by this reference made a part hereof and in their Financials, they have no litigation pending and no Indebtedness (except for trade payables arising in the ordinary course of their respective business since the dates reflected in the their Financials) and have not guaranteed the obligations of any other Person;

9.1.10 To their knowledge, neither of them is a party to any contract or agreement or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, property, assets, operations or condition, financial or other, and neither of them is a party to any labor dispute; there are no strikes or walkouts relating to any labor contracts and no such contract is scheduled to expire during the current term of this Agreement;

9.1.11 Trust has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and other encumbrances except for Permitted Liens;

9.1.12 Centers is the sole beneficiary and holder of the power of discretion of the trust pursuant to which Trustee is the record owner of the Property;

9.1.13 To the their knowledge after reasonable investigation, they are not in violation of any applicable statute, rule, regulation or ordinance, including but not limited to those pertaining to environmental pollution or disposal or OSHA standards, of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or any other jurisdiction, or any agency thereof, in any respect materially and adversely affecting the Collateral or their respective business, property, assets, operations or condition, financial or other; provided, that if any such statute, rule, regulation or ordinance provides a cure period before a violation is deemed to have occurred, and if they are diligently pursuing and completes such cure within the period so provided, they shall not be considered to have breached this warranty;

9.1.14 To their knowledge, they are not in default under any indenture, loan agreement, mortgage, lease, trust deed, deed of trust or other similar agreement relating to the borrowing of monies to which either of them is a party

or by which either of them is bound, except for defaults disclosed on **Exhibit D** (the "Scheduled Indebtedness Defaults") to which no holder of such Scheduled Indebtedness Defaults has exercised its rights and remedies thereunder;

9.1.15 The Financials fairly present the assets, liabilities and financial condition and results of operations of them and such other Persons described therein as of the dates thereof; there are no omissions or other facts or circumstances which are material and there has been no material and adverse change in the assets, liabilities or financial or other condition of them since the date of the Financials; there exist no equity or long term investments in or outstanding advances to any Person (except contractual deposits and expense advances in each case made in the ordinary course of business) not reflected in the Financials; there are no actions or proceedings which are pending or, to their knowledge, threatened against them or any other Person which or would reasonably be expected to result in any material adverse change in their financial condition or materially and adversely affect their operations, assets or the Collateral;

9.1.16 There are no liens, security interests, claims or encumbrances on Center's ownership of the beneficial interest and power of discretion of the trust.

9.1.17 They have not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder and, to the best of their knowledge there exists no Reportable Event;

9.1.18 They have filed all federal, state and local tax returns (including, but not limited to, income and payroll tax returns) and other reports, or have been included in consolidated returns or reports filed by an Affiliate, which they are required by law, rule or regulation to file and all Charges that are due and payable have been paid; and

9.1.19 Their execution and delivery of this Agreement or any of the Ancillary Agreements does not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System (12 CFR 221, 220 and 224, respectively) and they do not own or intend to purchase or carry any "margin security," as defined in said Regulations.

9.1.20 To their knowledge, no legal or financial issues exist that would impede Corporate Borrower from obtaining the Permanent Financing.

9.1.21 To Borrower's knowledge, no legal or financial issues exist that would prevent Centers or any of its agents or independent contractors from obtaining the requisite licenses to operate a Slot Machine gaming facility at the Property.

9.2 Intentionally Omitted.

9.3 Intentionally Omitted.

9.4 Environmental Laws and Hazardous Substances. Corporate Borrower represents, warrants and agrees with Lender that to the best of their knowledge: (i) they have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of Borrower (whether or not owned by it) or the Property in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, (ii) their operations comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of their knowledge, threatened, and they shall immediately notify Lender upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by them or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects them or their business, operations or assets or any properties at which they have transported, stored or disposed of any Hazardous Materials, (iv) they have no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material; and (v) without limiting the generality of the foregoing, they shall, following determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of them in order to avoid any non-compliance, with any Environmental Law, at their sole expense, cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

9.5 Survival of Warranties and Representations. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement and the Ancillary Agreements shall be true at the time of Borrower's execution of this Agreement and the Ancillary Agreements, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto. Borrower and Lender expressly agree that any misrepresentation or breach of any representation or warranty whatsoever contained in this Agreement or the Ancillary Agreements shall be deemed material.

10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. Corporate Borrower covenants that it shall:

10.1.1 Pay to Lender, on demand, any and all fees, costs or expenses which Lender pays to a bank or other similar institution arising out of or in

connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, of proceeds of the Loan made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender, of any check or item of payment received and/or delivered to Lender on account of the Liabilities;

10.1.2 At its sole cost and expense, keep and maintain the Collateral insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses, and notify Lender promptly of any event or occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline; with Lender to be named as additional insured and lender loss payee with respect to any property and casualty coverage and as an additional insured on Borrower's liability policies;

10.1.3 Until all Liabilities have been paid in full, keep books of account and prepare financial statements and furnish to Lender the following, provided, however, that where an FDPW rule or regulation exists whereby a report must be furnished to the FDPW that is equivalent to or more onerous than one or more of the following in content and frequency of delivery such report may be furnished to Lender in lieu of such following item:

(a) as soon as available, and in any event within sixty (60) days after the end of each fiscal year of Corporate Borrower, a copy of the annual reviewed financial statements reported on by independent certified public accountants selected by Corporate Borrower and reasonably acceptable to Lender, which annual financial statements shall include their balance sheet as at the end of such fiscal year and the related statements of their income, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP applied on a basis consistent with the Financials (unless their independent certified public accountants concur in any changes therein and such changes are disclosed to Lender and are consistent with GAAP), together with a certificate of the chief financial officer of Corporate Borrower stating that such financial statements have been prepared in accordance with GAAP and whether or not he has knowledge of the occurrence of any Event of Default or Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b) as soon as available and in any event within thirty (30) days after the end of each month, beginning with the end of the month during which the disbursement of the First Tranche occurs, a consolidated income statement that includes the balance sheet of Corporate Borrower for such monthly period and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, and reflecting all adjustments necessary to fairly present the results of operations for such periods and certified by the chief financial officer of Corporate Borrower and

accompanied by a certificate of said officer stating (i) that such financial statements have been prepared on a consistent basis and reflect all adjustments (other than normal year-end and audit adjustments) necessary to fairly present the results of operations for such periods in accordance with GAAP, and (ii) whether or not he has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(c) Beginning on the seventh (7th) day following the day on which the disbursement of the First Tranche occurs and on every subsequent seventh (7th) day a statement for such seven (7) day period, in reasonable detail accounting for the use of proceeds of the Disbursements;

(d) as promptly as practicable and in any event not later than five (5) business days after an officer of Corporate Borrower obtains knowledge of the occurrence of any event which constitutes a Default or Event of Default or would constitute a Default or Event of Default with the passage of time or the giving of notice, or both, notice of such occurrence, together with a detailed statement by a responsible officer of Corporate Borrower of the steps being taken by Corporate Borrower to cure the effect of such event;

(e) as promptly as practicable and in any event not later than five (5) business days after an officer of Corporate Borrower obtains knowledge of the occurrence of any event which constitutes a Default or Event of Default or would constitute a Default or Event of Default with the passage of time or the giving of notice, or both, provide to Lender, at no charge, unlimited access and unrestricted use of any existing information in its possession and any work in progress on the construction and development of the Jai-Alai facility, such as design, architectural drawings, economic studies, contracts, contractors or any other items that Lender may deem of assistance in assessing the Jai-Alai facility and its potential expansion;

(f) such other data and information (financial and other) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, the Permanent Financing, the construction and operation of the slot machine gaming facility at the Property, Corporate Borrower's financial condition and/or results of operations;

(g) on or before the day which is ninety (90) days before the beginning of each fiscal year a detailed budget for the following fiscal year, including pro forma monthly balance sheets and income statements; and

(h) within ten (10) days of filing, copies of Corporate Borrower's federal and state income tax returns;

10.1.4 Notify Lender in writing, promptly upon Corporate Borrower's learning of any litigation materially affecting Corporate Borrower, whether or not the claim is considered by Corporate Borrower to be covered by insurance, and of

the institution of any suit or administrative proceeding which may materially and adversely affect the operations, financial condition or business of Corporate Borrower or Lender's security interest in the Collateral;

10.1.5 Maintain product liability insurance in an amount customary for the business conducted by Corporate Borrower except with respect to Slot Machines and Slot Machine related equipment leased from Lender or its Affiliates;

10.1.6 Notify Lender in writing within ten (10) days of the breach of termination of Management Agreement;

10.1.7 Notify Lender in writing within thirty (30) days after any of the following:

(a) the happening of a Reportable Event with respect to any pension plan governed by ERISA (such notice shall contain the statement of the chief financial officer of Corporate Borrower setting forth details as to such Reportable Event and the action which Corporate Borrower proposes to take with respect thereto and a copy, as soon as available, of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation);

(b) the commencement of proceedings to terminate any such plan;

(c) the appointment of a trustee by an appropriate United States District Court to administer any such plan, or

(d) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan;

10.1.8 Comply in all material respects with all applicable laws, rules, regulations, and orders unless contested in good faith and by appropriate proceedings otherwise permitted by this Agreement, and with respect to which appropriate reserves are maintained;

10.1.9 Provide written instruction to Permanent Financing Lender to pay directly to Lender, at Lender's direction, any Permanent Financing proceeds exceeding one million dollars ($1,000,000) until such time as the Liabilities are paid in full. Lender must approve in its reasonable discretion such written instruction to Permanent Financing Lender prior to its issuance to Permanent Financing Lender;

10.1.10 Use any disbursement of the Permanent Financing in excess of one million dollars ($1,000,000) to pay the Liabilities until such time as the Liabilities are paid in full; and

10.1.11 Allow Lender to collectively conduct up to one (1) review of Corporate Borrower's books and records per month to be held at Parent's chief executive office or principal place of business at the discretion of Lender.

10.2 Negative Covenants. Corporate Borrower covenants that it shall not take any of the following actions or suffer to exist any of the following conditions:

10.2.1 Merge or consolidate with or acquire any Person or acquire substantially all the assets of any Person;

10.2.2 Make any investment in the securities of any Person;

10.2.3 At any time there exists a Default or Event of Default, declare or pay distributions upon any of their stock, make any distribution of property or assets or make any loans, advances and/or extensions of credit, other than trade payables incurred in the ordinary course of business, to any Person, including, without limitation, any Affiliate, officer or employee of either of them;

10.2.4 Make any loans or other advances of money (other than salary) to any officers, directors or Affiliates of either of them;

10.2.5 Redeem, purchase or otherwise acquire, directly or indirectly, any of their stock, or make any material change in their capital structure or in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Liabilities;

10.2.6 Enter into, or be a party to, any transaction with any Affiliate or partner of either of them, except in the ordinary course of and pursuant to the reasonable requirements of their business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to them than would obtain in a comparable arm's length transaction with a Person not an Affiliate or partner of either of them;

10.2.7 Enter into any transaction, undertake any action or fail to take any action, the effect of which materially and adversely affects the Collateral or their ability to repay Indebtedness, or permit or agree to any extension, compromise or settlement or make any change or modification of any kind with respect to any account, including any of the terms relating thereto;

10.2.8 Guaranty or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except by endorsement of instruments or items of payment for deposit to their general account or for delivery to Lender on account of the Liabilities;

10.2.9 Make any deposit to or withdrawal from any of its deposit accounts for the benefit of any Affiliate;

10.2.10 Except for Permitted Liens and as otherwise expressly permitted herein or in the Ancillary Agreements, pledge, mortgage, grant a security interest in, encumber, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or other transactions not in their ordinary course of business, any Collateral;

10.2.11 Incur any Indebtedness for borrowed money (other than the Permanent Financing) from any institutional lender, including banks and commercial finance companies, or any Person;

10.2.12 Permit to exist any Account owing to them from any Affiliate;

10.2.13 Change its name, business structure or identity, or add any new fictitious name;

10.2.14 Change or relocate its chief executive office or principal place of business, or change its state of organization;

10.2.15 Make payments (including, without limitation, prepayments) on Subordinated Debt without the prior written consent of Lender;

10.2.16 Enter into a property management agreement (the "Management Agreement"): (i) with any entity; (ii) for the management of the Property; (iii) without the consent of Lender; (iv) without Lender's approval as to form and substance of the Management Agreement; and (v) without the parties of the Management Agreement prior entry into a collateral assignment, in form and substance satisfactory to Lender, of the Management Agreement (the "Collateral Assignment of the Management Agreement");

10.2.17 In the case of Centers, cease to engage in the business of owning, operating and servicing a Jai-Alai facility at the Property; and

10.2.18 Transfer or take any action in preparation for the transfer of its Pari-Mutual Wagering or Slot Machine licenses or permits to any third party without the prior written consent of Lender, except with respect to any security interest granted to Permanent Financing Lender in accordance with the terms of this Agreement.

10.3 Payment of Charges. Subject to the provisions of Section 10.4, Corporate Borrower shall pay promptly when due all Charges. In the event Corporate Borrower, at any time or times hereafter, shall fail to pay the Charges or to promptly obtain the satisfaction of such Charges under circumstances where Section 10.4 does not relieve Corporate Borrower from doing so, Corporate Borrower shall so advise Lender thereof in writing and Lender may, without waiving or releasing any obligation or liability of Corporate Borrower hereunder or any Default, in its sole and absolute discretion, at any time or times thereafter, make such payment or any part thereof, (but shall not be obligated so to do) or obtain such satisfaction and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating

thereto, shall be payable, upon demand, by Corporate Borrower to Lender and shall be additional Liabilities hereunder secured by the Collateral and shall bear interest at a rate equal to the Default Rate.

10.4 Contesting Charges. Notwithstanding anything to the contrary herein, Corporate Borrower may dispute any Charges without prior payment thereof, even if such non-payment may cause a lien to attach to Corporate Borrower's assets, provided that Corporate Borrower shall give Lender notice of such dispute and shall be diligently contesting the same in good faith, with due diligence and by an appropriate proceeding and there is no danger of a loss or forfeiture of Collateral, and provided further that, if the same are in excess of Tweny-Five Thousand Dollars ($25,000) in the aggregate at any time or times hereafter, Corporate Borrower shall give Lender such additional Collateral and assurances as Lender, in its sole discretion, deems necessary under the circumstances.

10.5 Insurance; Payment of Premiums. All policies of insurance on the Collateral or otherwise required hereunder shall be in form and with insurers recognized as adequate by prudent business persons and all such policies shall be in such amounts as may be satisfactory to Lender. Corporate Borrower shall deliver to Lender the original (or certified copy) of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance acceptable to Lender, naming Lender as additional insured and as mortgagee loss payee, as Lender shall direct. Such endorsement shall provide that the insurance companies will give Lender at least thirty (30) days' prior notice before any such policy shall be altered or canceled and that no act or default of Borrower or any other person shall affect the right of Lender to recover under such policy in case of loss or damage in any amount. Except as otherwise set forth herein, Borrower hereby directs all insurers under such policies to pay all proceeds payable thereunder directly to Lender as its interests may appear. Except as otherwise set forth herein, Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower's true and lawful attorney (and agent in fact) for the purpose of making, settling and adjusting claims under such policies (provided that Lender shall consult with Borrower and make such reasonable accommodations as Borrower shall request prior to finally making, settling or adjusting claims under such policies), endorsing the name of Borrower in writing or by stamp on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies. If Borrower shall fail to obtain or maintain any of the policies required by this Section 10.5 or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Lender deems advisable. All sums so disbursed by Lender, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Borrower to Lender and shall be additional Liabilities hereunder secured by the Collateral.

10.6 Survival of Obligations Upon Termination of Agreement. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Ancillary Agreements shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrower or Lender in any way or respect relating to any transaction or event occurring prior to

such termination or cancellation, the Collateral, or any of the undertakings, agreements, covenants, warranties and representations of Borrower or Lender contained in this Agreement or the Ancillary Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation.

11. DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1 Default. The occurrence of any one or more of the following events shall constitute a Default:

11.1.1 Borrower fails to pay any of the Liabilities (a) within one (1) day when due and payable or (b) declared due and payable or (c) is in default in the payment of any material Indebtedness for borrowed money except for the Scheduled Indebtedness Defaults; or

11.1.2 With respect to the Scheduled Indebtedness Defaults (other than with respect to defaults under the Senior Mortgage which are addressed below in Section 11.1.7 and Section 11.1.8) if a holder of such indebtedness (other than indebtedness held by Isle of Capri Casinos, Inc.) commences to exercise its rights and remedies thereunder; or

11.1.3 Borrower fails to meet and maintain the Minimum Slot Machine Requirement; or

11.1.4 Borrower or any Affiliate fails or neglects to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or in the Ancillary Agreements, which is required to be performed, kept or observed by Borrower (exclusive of payment obligations), and except where another cure period is otherwise expressly provided for in this Section 11 the same is not cured to Lender's satisfaction within thirty (30) days after Lender gives Borrower written notice identifying such default, provided, however, a ninety (90) day period shall be granted to Borrower in connection with Borrower's failure to pay any of the Liabilities at the Maturity Date; or

11.1.5 A default shall occur and be continuing after the expiration of all applicable cure periods under any document, instrument or agreement evidencing or relating to any Subordinated Debt; or

11.1.6 A material default shall occur by Corporate Borrower or under any material agreement, document or instrument, other than this Agreement or any of the Ancillary Agreements, now or hereafter existing, to which Corporate Borrower is a party and which relates to the business of Corporate Borrower, and the same is not cured to Lender's satisfaction within thirty (30) days after Lender gives Borrower written notice identifying such default; or

11.1.7 If prior to funding the Second Tranche, any default is declared or notice of default is issued under or in connection with the Senior Note, Senior Mortgage or any of the other Senior Loan Documents, or the holder of any of the

Senior Loan Documents commences to exercise its rights or remedies thereunder, or Summer Jai Alai Partners, a Florida general partnership, its partners, successors or assigns, exercise any right or option to acquire the indebtedness evidenced or secured by the Senior Loan Documents; or

11.1.8 If on or after funding the Second Tranche, any default or notice of default under the Senior Note or Senior Mortgage or failure to pay when due amounts owing under the Senior Note or Senior Mortgage occurs or if any default or event of default shall exist for any reason under the other Senior Loan Documents, provided, however, that so long as the holder of the Senior Loan Documents has not commenced to exercise its rights or remedies thereunder or Summer Jai Alai Partners, a Florida general partnership, its partners, successors or assigns, has not exercised any right or option to acquire the indebtedness evidenced or secured by the Senior Loan Documents, Borrower shall have thirty (30) days after any such default or nonpayment to cure the same; or

11.1.9 Any statement, warranty, representation, report, financial statement, or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Lender is not true and correct in any material respect; or

11.1.10 There shall occur any material uninsured damage to, or loss, theft, or destruction of, any material part of the Collateral provided that specified deductibles in insurance policies will not count towards Lender's calculation of the amount of uninsured damage; or

11.1.11 The Collateral or any of Borrower's other assets are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; an application is made by any Person other than Borrower for the appointment of a receiver, trustee, or custodian for the Collateral or any of Borrower's other assets valued at One Hundred Thousand Dollars ($100,000) or more and the same is not dismissed within thirty (30) days after the application therefor; or

11.1.12 An application is made by Corporate Borrower for the appointment of a receiver, trustee or custodian for the Collateral or any of Corporate Borrower's other assets; a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed by Corporate Borrower; Corporate Borrower makes an assignment for the benefit of its creditors or any case or proceeding is filed by Corporate Borrower for its dissolution, liquidation, or termination; Corporate Borrower ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs if such injunction or restraining order is not dissolved within sixty (60) days from date of entry; or

11.1.13 A petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against Corporate Borrower and is not

dismissed within thirty (30) days after filing; or any case or proceeding is filed against Corporate Borrower for its dissolution, liquidation or termination and such case and proceeding is not dismissed within thirty (30) days; or

11.1.14 Except as permitted in Section 10.4, a notice of lien, levy or assessment is filed of record with respect to all or any substantial portion of Corporate Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon the Collateral or any of Corporate Borrower's other assets and such lien or encumbrance is not released within thirty (30) days after its creation; or

11.1.15 Judgment is rendered against Corporate Borrower for an amount in excess of One Hundred Thousand Dollars ($100,000) which Corporate Borrower's insurer or Corporate Borrower fails to pay and Corporate Borrower fails either to commence appropriate proceedings to appeal such judgment within the applicable appeal period with a stay of enforcement of such judgment being entered or, after such appeal is filed, Corporate Borrower fails to diligently prosecute such appeal or such appeal is denied; or

11.1.16 Corporate Borrower becomes insolvent or fails generally to pay its debts as they become due; or

11.1.17 Any of the following events shall occur or exist with respect to Corporate Borrower or an Affiliate of Corporate Borrower under ERISA:

(a) the happening of a Reportable Event with respect to any pension plan governed by ERISA;

(b) the termination of any pension plan, or the withdrawal from a multi-employer pension plan governed by ERISA;

(c) the appointment of a trustee by an appropriate United States District Court to administer any pension plan;

(d) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any pension plan (other than a multi-employer plan) or to appoint a trustee to administer any such plan, or

(e) a Prohibited Transaction, as defined in ERISA, shall occur;

(f) and in each such case, Lender determines that such event or condition could subject Corporate Borrower to a tax, penalty or other liability which would materially, adversely affect Corporate Borrower's financial condition; or

11.1.18 Any guaranty executed by a guarantor of any of Corporate Borrower's Liabilities shall be terminated, curtailed or restricted in scope without Lender's consent; or

11.1.19 If executed, the Management Agreement shall have been terminated or breached by any party thereto shall have occurred; or

11.1.20 An event of default shall have occurred under the Lease Agreements or the Sales Agreements; or

11.1.21 Centers is no longer a wholly owned subsidiary of Parent, except by reason of the issue of warrants to the Permanent Financing Lender; or

11.1.22 Centers surrenders its Pari-Mutual Wagering or Slot Machine licenses or permits or has its Pari-Mutual Wagering or Slot Machine licenses or permits suspended for more than five (5) days, or has its Pari-Mutual Wagering or Slot Machine licenses or permits terminated, cancelled or revoked; or

11.1.23 Centers fails to obtain the requisite license or licenses to operate Slot Machines at the Property by March 31, 2011;

11.1.24 If all or any portion of any Pari-Mutual Wagering permit or license, slot machine license or other gaming license held by Borrower is sold, assigned, pledged, encumbered or otherwise transferred by operation of law or otherwise without Lender's prior written consent; or

11.1.25 Any of Corporate Borrower's officers have their approval by the FDPW to serve as an officer of Corporate Borrower suspended for more than five (5) days by the FDPW, or have their approval by the FDPW to serve as an officer of Corporate Borrower terminated, cancelled or revoked by the FDPW; or

11.1.26 The Permanent Financing has not occurred by March 31, 2011 and the lender therein has not disbursed a minimum of one million dollars ($1,000,000) of the Permanent Financing to Borrower by March 31, 2011 and the same is not cured to Lender's satisfaction within ninety (90) days thereafter.

11.2 Acceleration of the Liabilities. After the occurrence and during the continuance of a Default, all of the Liabilities may, at the option of Lender and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable and, subject to the provisions hereof, have the right to exercise any of its rights and remedies hereunder or under any of the Ancillary Documents.

11.3 Remedies. After the occurrence and during the continuance of a Default, Lender shall have all of the rights and remedies of a secured party under the Code or other applicable law, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, in addition to any other rights and remedies granted to it under the Junior Mortgage and Security Agreement, the Ancillary Agreements and as a matter of law.

12. MISCELLANEOUS

12.1 Modification of Agreement; Sale of Interest. This Agreement and the Ancillary Agreements may not be modified, altered or amended, except by an agreement in writing signed by Corporate Borrower and Lender. Borrower may not sell, assign or transfer this Agreement, or the Ancillary Agreements or any portion hereof or thereof, including, without limitation, Borrower's right, title, interest, remedies, powers, and/or duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement, or the Ancillary Agreements, or of any portion hereof or thereof, including, without limitation, Lender's right, title, interest, remedies, powers, and/or duties hereunder or thereunder.

12.2 Attorneys' Fees and Expenses; Lender's Out of Pocket Expenses.

12.2.1 If, at any time or times, whether prior or subsequent to the date hereof, and regardless of the existence of a Default or an Event of Default, Lender employs counsel for advice or other representation or incurs legal and/or other costs and expenses in connection with:

(a) The preparation, negotiation and execution of this Agreement, all Ancillary Agreements, any amendment or modification of this Agreement or the Ancillary Agreements; or

(b) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement, the Ancillary Agreements or Corporate Borrower's affairs; or

(c) Any attempt to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or the Ancillary Agreements; or

(d) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral in accordance with the terms of this Agreement or the Junior Mortgage and Security Agreement;

then, in any of the foregoing events, the reasonable attorneys' fees arising from such services and all reasonably incurred expenses, costs, charges and other fees of such counsel or of Lender in any way or respect arising in connection with or relating to any of the events or actions described in this Section 12.2 shall be payable, on demand, by Borrower to Lender and shall be additional Liabilities hereunder secured by the Collateral, which amounts may be deducted from the Disbursements. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include paralegals' fees, costs and expenses; accountants' fees, costs and expenses; court costs, fees and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for reasonable travel, lodging and food paid or incurred in connection with the performance of such legal services.

12.3 No Waiver by Lender. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not constitute a waiver, or affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default by Borrower under this Agreement or the Ancillary Agreements shall not suspend, constitute a waiver of or affect any other Default by Borrower under this Agreement or Ancillary Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties and covenants of Borrower contained in this Agreement or the Ancillary Agreements and no Default by the Borrower under this Agreement or the Ancillary Agreements shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5 Parties; Entire Agreement. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender. Borrower's successors and assigns shall include, without limitation, a trustee, receiver or debtor in possession of or for Corporate Borrower. Nothing contained in this Section 12.5 shall be deemed to modify Section 12.1. This Agreement is the complete statement of the agreement by and between Borrower and the Lender and supersedes all prior negotiations, understandings and representations between them with respect to the subject matter of this Agreement.

12.6 Conflict of Terms. The provisions of the Ancillary Agreements are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the Ancillary Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Ancillary Agreements, the provision contained in this Agreement shall govern and control.

12.7 Waiver of Rights of Subrogation, Reimbursement and Contribution. Notwithstanding any payment or payments made by Borrower hereunder, until such time as all of the Liabilities have been fully and finally paid and satisfied, no Borrower, individually, shall assert or exercise any right of Lender or of Borrower against any other Borrower to recover the amount of any payment made by such Borrower to Lender by way of subrogation, reimbursement, contribution, indemnity, or otherwise arising by contract or operation of law, and such Borrower shall not have any right of recourse to or any claim against assets or property of any other Borrower, all of such rights being herein expressly waived by such Borrower. Each Borrower agrees not to seek contribution or indemnity or other recourse from any other Borrower until such time as all Liabilities have been fully and finally paid and satisfied. If any amount shall nevertheless be paid to a Borrower prior to payment in full of the Liabilities, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to the Liabilities, whether matured or unmatured. The provisions of this

subsection shall survive the termination of this Agreement, and any satisfaction and discharge of Borrower by virtue of any payment, court order or any applicable law.

12.8 Invalidity of Liabilities. Borrower hereby consents and agrees to, and agrees that, Borrower's obligations under this Agreement shall not be released, diminished, impaired, reduced or adversely affected by, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Borrower might otherwise have as a result of or in connection with the invalidity, illegality or unenforceability of all or any part of the Liabilities, or any document or agreement executed in connection with the Liabilities, for any reason whatsoever, including without limitation the fact that (a) the Liabilities, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Liabilities or any part thereof is ultra vires, (c) the officers or representatives executing the Note or the other Loan Documents or otherwise creating the Liabilities acted in excess of their authority, (d) the Liabilities violate applicable usury laws, or (e) the creation, performance or repayment of the Liabilities (or the execution, delivery and performance of any document or instrument representing part of the Liabilities or executed in connection with the Liabilities, or given to secure the repayment of the Liabilities) is illegal, uncollectible or unenforceable.

12.9 Waivers by Borrower. Except as otherwise provided for in this Agreement, Borrower waives (i) presentment, demand and protest, notice of protest, notice of presentment, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, Accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies; and (iii) the benefit of all valuation, appraisement, extension and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement.

12.10 Governing Law. This Agreement shall be interpreted, and the rights and liabilities of the Parties determined, in accordance with the internal laws (as opposed to conflicts of law provision) of the State of Florida.

12.11 FORUM; JURY TRIAL; SERVICE OF PROCESS. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN MIAMI-DADE COUNTY, FLORIDA AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MESSENGER OR REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED IN SECTION 12.12 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF THE DATE OF DELIVERY IF SENT BY MESSENGER OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE RECIPIENT'S ADDRESS AS SET FORTH BELOW. EACH PARTY HERETO WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING

INSTITUTED HEREUNDER. NOTHING CONTAINED IN THIS SECTION 12.11 SHALL AFFECT THE RIGHT OF EITHER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF EITHER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. EACH OF LENDER AND BORROWER WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY MATTER OR DISPUTE ARISING UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR OUT OF ANY ATTEMPT BY LENDER OR BORROWER TO ENFORCE ANY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR THEREUNDER OR RELATED TO ITS PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATION HEREUNDER OR THEREUNDER.

12.12 Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) when received if sent by registered or certified mail, return receipt requested and postage prepaid, (c) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, and (d) on the date of delivery if delivered by electronic mail or telecopy, provided that a confirmation copy is sent on the next business day by first class mail, postage prepaid, in each case addressed:

12.12.1 If to Lender, at:

AGS CAPITAL, LLC
2470 Saint Rose Parkway, Suite 210
Henderson, NV 89074
Attn: Legal Department
Email: legal@americangamingsystems.com

With a copy to:

Paul T. Jenson
Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, IL 60601

If to Borrower, at

FLORIDA GAMING CENTERS, INC.
3500 NW 37th Avenue
Miami, FL 33142
Attn: President

With a copy to:

Frost Brown Todd LLC

400 West Market Street, Suite 3200,
Louisville, Kentucky 40202
Attn: R. James Straus

FLORIDA GAMING CORPORATION, INC.
3500 NW 37th Avenue
Miami, FL 33142
Attn: President

With a copy to:

Frost Brown Todd LLC
400 West Market Street, Suite 3200,
Louisville, Kentucky 40202
Attn: R. James Straus

CITY NATIONAL BANK OF FLORIDA
25 W Flagler St # 3
Miami, FL 33130
Attn: William E. Shockett, Executive Vice President and Trust Officer

With a copy to:

Frost Brown Todd LLC
400 West Market Street, Suite 3200,
Louisville, Kentucky 40202
Attn: R. James Straus

Any Party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

12.13 Usury Laws. This Agreement shall at all times be in strict compliance with applicable usury laws. If at any time any interest contracted for, charged or received under this Agreement or otherwise in connection with this Agreement would be usurious under applicable law, then regardless of the provisions of this Agreement or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity) which may occur with respect to this Agreement, Borrower and Lender is agreed that all sums that would otherwise be usurious shall be immediately credited as a payment of principal hereunder, or if the Liabilities under this Agreement have already been paid, immediately refunded to Borrower. All compensation which constitutes interest under applicable law in connection with this Agreement shall be amortized, prorated, allocated and spread over the full period of time any indebtedness is owing under this Agreement, to the greatest extent permissible without exceeding the maximum rate of interest allowed by applicable law from time to time during the term of this Agreement.

12.14 Delegation of Duties and Grant of Authority. Lender may perform any of its duties under this Agreement or under the Ancillary Agreements by or through agents or

attorneys-in-fact as expressly allowed pursuant to the terms hereof and shall be entitled to advice of counsel concerning all matters pertaining to such duties. In such capacity, such agent or attorney-in-fact shall have the right to undertake, exercise and enforce, on behalf of Lender, all duties, rights, demands and acts of discretion of Lender provided for in, or in any way related to, this Agreement or the Ancillary Agreements and to receive all payments, notices and requests from Borrower on behalf of and for the account of Lender that are provided for in, or in any way related to, this Agreement or the Ancillary Agreements to "Lender" shall be deemed to mean a reference to such agent or attorney in fact, as agent for Lender, as well as a reference to Lender.

12.15 Section Titles; References. The section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the Parties. Except where otherwise indicated, all references herein to Sections refer to Sections hereof. Herein the singular shall include the plural, the masculine the feminine or neuter and vice versa.

12.16 Indemnification. Borrower agrees to indemnify and hold harmless Lender, its officers, partners, managers, employees and agents from and against any and all losses, liabilities, claims, damages, or expenses (including reasonable attorney's fees and defense/settlement costs) (collectively, "Losses") relating to, or arising from or in connection with Borrower's use of the Loan proceeds, its development of a slot machine gaming facility at the Property or its operation or maintenance of Slot Machines or Slot Machine related equipment at the Property, except to the extent such Losses arise from Lender's gross negligence or willful misconduct.

12.17 Gaming Regulatory Authority Approval. This Agreement remains subject, to the extent required by any gaming regulatory authority, to the respective gaming regulatory authority's review, consent and approval, provided, however, funding shall occur hereunder in accordance with the terms of this Agreement prior to any necessary gaming regulatory authority review, consent, and approval. To that end and notwithstanding anything else contained herein, Borrower and Lender may submit this Agreement to any applicable gaming regulatory authority if required to do so and the Parties agree to cooperate with each other in obtaining each respective gaming regulatory authority's consent, if required.

12.18 Regulatory Compliance. As businesses involved in the gaming industry, each Party recognizes that the other conducts business in a highly regulated industry and must operate under privileged licenses issued by gaming regulatory authorities both domestic and international. Each Party recognizes that the other maintains respective compliance programs that have been established to protect and preserve their names, reputations, integrity, and goodwill and monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. Performance of this Agreement is contingent upon each Party's compliance with the applicable gaming laws, regulations, and policies in jurisdictions where business activity is conducted. If, during the term, (1) a Party or an Affiliate is notified by any regulatory agency, other government agency or its compliance committee/officer that conducting business with the other Party may jeopardize any license or the ability to be licensed, or (2) fails to comply with the applicable gaming laws, regulations, and policies in jurisdictions where business is conducted, then the Party in compliance shall have the right to immediately terminate this Agreement, provided it has first sent written notice to the

noncompliant Party and the noncompliant Party failed to cure (if susceptible of cure) within thirty (30) days thereof.

12.19 Subordination. With respect to any security interest granted to Lender in the Collateral pursuant to this Agreement, Lender will subordinate its position therein to security interests granted in such Collateral to the Permanent Financing Lender, pursuant to such instruments in such form and substance reasonably acceptable to Lender and provided that such instruments: (i) shall grant Lender upon a Default or Event of Default under this Agreement the right to purchase the Permanent Financing from the Permanent Financing Lender for an amount equal to the then outstanding principal balance of the Permanent Financing plus all accrued and unpaid interest thereon; (ii) shall require Permanent Financing Lender to make all disbursements of the Permanent Financing in excess of the initial disbursement of one million dollars ($1,000,000) directly to Lender until such time as the Liabilities are paid in full; and (iii) shall not result, whether by operation of law or otherwise, in the subordination of Lender's lien and security interest in such Collateral to the lien and security agreement of any Person.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

FLORIDA GAMING CENTERS, INC.

By: [signature]
Its: CHM. & CEO

FLORIDA GAMING CORPORATION, INC.

By: [signature]
Its: CHAIRMAN & CEO.

CITY NATIONAL BANK OF FLORIDA, a national banking corporation, as successor by merger to CITY NATIONAL BANK OF MIAMI, as trustee under its land trust No 5003471 dated January 3, 1979

CITY NATIONAL BANK OF FLORIDA EXECUTES THIS INSTRUMENT SOLELY AS TRUSTEE UNDER LAND TRUST NO 2400-3471 AND NOT INDIVIDUALLY AND NO PERSONAL JUDGEMENT OR DECREE SHALL EVER BE SOUGHT OR OBTAINED AGAINST THE SAID BANK BY REASON OF THIS INSTRUMENT.

By: [signature]
Its: Douglas J. Helsper
Trust Officer / VICE PRESIDENT

AGS CAPITAL, LLC

By:
Its: ________________

SCHEDULE 1.22

Internally prepared statement of financial position as of November 30, 2010, consisting of a balance sheet and an income statement.

EXHIBIT 1(cc)

Tract A, of FRONTON HEIGHTS ADDITION, according to the Plat thereof, as recorded in Plat Book 90, at Page 20, of the Public Records of Miami-Dade County, Florida.

LESS

PARCEL NO. 155 (FEE SIMPLE), taken by Miami-Dade County by virtue of that certain Stipulated Order of Taking and Final Judgment recorded March 19, 2009, in Official Records Book 26794, Page 1330, and being more particularly described as follows:

A portion of Tract "A" of FRONTON HEIGHTS ADDITION according to the plat thereof recorded in Plat Book 90 at Page 20 of the Public Records of Miami-Dade County Florida, said portion being more particularly described as follows:

Commence at the Northwest corner of the NW 1/4 of Section 28, Township 53 South, Range 41 East, thence run S 87°5 8' 59' W for 343.10 feet to a point of intersection with non-tangent circular curve in the Metro-Rail Baseline having a radius of 1355 feet, the center point of which lies on a bearing of S 57°39'44" E from said point of intersection; thence run Southwesterly 47.88 feet along the arc of said curve, which is concave Southeasterly, through a central angle of 2°01'29" feet to a point on the North line of said Tract "A" and the POINT OF BEGINNING; thence S 87°58'59" W along said North Line of Tract "A", for 14.76 feet to a point of intersection with a non-tangent circular curve having a radius of 1367.50 feet, the center point of which lies on a bearing of S 60°01 '04" E from the point of intersection last mentioned; thence run Southwesterly to Southerly for 430.40 feet along the arc of said curve, which is concave Southeasterly, through a central angle of 18°01'59" to a point of compound curvature (PCC) with a circular curve having a radius of 1537.11 feet; thence Southerly for 63.94 feet along the arc of said curve, which is concave Easterly, through a central angle of 2°23'00" to the Southwesterly line of said Tract "A"; thence S 31°54'05" E, along said Southwesterly line of Tract "A", for 50.99 feet to the point of curvature of a non-tangent curve in said Southwesterly line of Tract "A", having a radius of 2829.93 feet, the center point of which lies on a bearing of N 33°32'07" E from said point of curvature; thence Southeasterly for 8.39 feet, along the arc of said curve, which is concave Northeasterly, in the Southwesterly line of Tract "A", through a central angle of 0°10'12" to a point of intersection with a non-tangent circular curve having a radius of 3198.83 feet, the center point of which lies on a bearing S 81°26'44" E from the point of intersection last mentioned; thence Northerly for 28.54 feet along the arc of said curve, which is concave Easterly, through a central angle of 0°30'40" to a point of compound curvature (PCC) with a circular curve having a radius of 1496.11 feet; thence Northerly along the arc of said curve, which is concave Easterly, for 75.29 feet, through a central angle of 2°53'00" to a point of compound curvature (PCC) with a circular curve, having a radius of 1326.50 feet; thence Northeasterly for 443.27 feet along the arc of said curve, which is concave Southeasterly, through a central angle of 19°08'47" to the North line of said Tract "A"; thence S 87°58'59" W along said North line of Tract "A" for 33.88 feet to the POINT OF BEGINNING.

EXHIBIT 9.1.7

Lots 1-36, inclusive, of Block 72,
Lots 1-25, inclusive, of Block 73, and Lots 1-8, inclusive, of Block 74,

> All the foregoing being in the Subdivision of MELROSE HEIGHTS, 5th section, as per plat of said Subdivision recorded in the Plat Book 17, Page 22, of the Public Records of Miami-Dade County.

Also known as: TRACT "A" FRONTON HEIGHTS ADDITION CITY OF MIAMI DADE COUNTY, FLORIDA ACCORDING TO PLAT BOOK 30, PAGE 20, PUBLIC RECORD OF MIAMI-DADE COUNTY FLORIDA.

And:

Lots 24-36, inclusive, in block 71 , of MELROSE HEIGHTS 5th SECTION, as recorded in plat Book 17, page 22, of Public Records of Miami-Dade County, Florida; and the North half of the right-of-way of NW 35 Street closed by Resolution R-1317 -77.

EXHIBIT A

NOTE

EXHIBIT B

CHIEF EXECUTIVE OFFICES AND LOCATIONS OF COLLATERAL

CHIEF EXECUTIVE OFFICES:

3500 NW 37TH AVENUE
MIAMI, FL 33142

EXHIBIT C

PERMITTED FILINGS AND PERMITTED LIENS

[TBD]

EXHIBIT D

UNPAID DEBTS, DEFAULTS, PENDING LITIGATION

[TBD]

EXHIBIT E

LEASE AGREEMENTS AND SALES AGREEMENTS